BALCOR/COLONIAL STORAGE INCOME FUND-86
                                 P.O. BOX 7190
                        Deerfield, Illinois  60015-7190

                               January 29, 1996

Dear Investor,

     By this time you may have received an offer from Public Storage, Inc. to acquire 25 percent of the limited partnership units of Balcor/Colonial Storage Income Fund-86.

     Numerous items which appear in the offer call for a considered response from Balcor Storage Partners-86, and Colonial Storage 86, Inc., the general partners of Balcor/Colonial Storage Income Fund-86. Your general partners' will mail you their response with respect to this offer no later than February 9, 1996.

     In the meantime, we advise you to defer making a determination as to whether to accept or reject such offer. In addition, please understand that while your telephone inquiries are welcome, the securities laws strictly limit what your general partners can tell you about this offer prior to their written response to you on or before February 9, 1996.

Very truly yours,


BALCOR/COLONIAL STORAGE INCOME FUND-86

     By:  Balcor Storage Partners-86         By:  Colonial Storage 86, Inc.
          a General Partner                       a General Partner


     By:  The Balcor Company,



          /s/Thomas E. Meador                /s/James E. Pruett
          --------------------------         --------------------------
          Chairman                           President
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